UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2023
KAR Auction Services, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11299 N. Illinois Street
Carmel, Indiana 46032
(Address of principal executive offices)
(Zip Code)

(800) 923-3725
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KAR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.
On March 1, 2023, Automotive Finance Canada Inc. (“AFCI”), a subsidiary of KAR Auction Services, Inc. (the “Company”), and the Company, as performance guarantor, entered into a Receivables Purchase Agreement (the “Canadian Receivables Purchase Agreement”), dated March 1, 2023, with Computershare Trust Company of Canada, as trustee of AFCI Funding Trust (“Trust”), BMO Nesbitt Burns, Inc., as financial services agent and as agent for the Bank of Montreal lender group (“BMO”), and Royal Bank of Canada, as agent for the Royal Bank of Canada lender group (“RBC” and collectively with BMO, “Lenders”) to supersede the Sixth Amended and Restated Receivables Purchase Agreement between AFCI, the Company and a commercial paper conduit sponsored by BMO dated as of September 28, 2022 (“Prior Canadian Receivables Purchase Agreement”). The Trust was formed as a special purpose entity to purchase undivided co-ownership interests in a pool of eligible Canadian-dollar denominated finance receivables (“Receivables Pool”) from AFCI on a revolving basis. AFCI acts as the administrative agent for the Trust. Pursuant to the Canadian Receivables Purchase Agreement, AFCI may sell undivided co-ownership interests in the Receivables Pool to the Trust on a revolving basis. The Trust will borrow funds from the Lenders under a loan and security agreement to finance the purchase of undivided co-ownership interests in the Receivables Pool and such loans are secured by the Trust’s assets.
The undivided co-ownership interest in the Receivables Pool owned by the Trust and a cash reserve serve as security for the obligations of the Trust. The amount of the cash reserve depends on circumstances which are set forth in the Canadian Receivables Purchase Agreement. Upon the occurrence of a trigger event, all loans to the Trust shall immediately become due and payable and the Lenders may exercise their rights to liquidate assets of the Trust, including the Trust’s undivided co-ownership interest in the Receivables Pool and receivables in the Receivables Pool. Trigger events include, among other things, breaches of representations and warranties; failures to perform covenants and other obligations as seller or servicer; violations of financial covenants related to AFCI; defaults in payment of other indebtedness of the Company or AFCI; violation of certain covenants related to the performance of the Receivables Pool; the occurrence of a material adverse change in the collectability of the receivables in the Receivables Pool or the business, operations, property or financial condition of AFCI or the Company; certain changes in control of AFCI; and certain bankruptcy events with respect to AFCI or the Company.
As compared to the Prior Canadian Receivables Purchase Agreement, provisions providing a mechanism for determining alternative rates of interest were added to the Canadian Receivables Purchase Agreement. The facility’s maturity date remains January 31, 2026. The aggregate maximum commitment was increased from CDN$225 million to CDN$300 million.
The Lenders their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses. Affiliates of the Lenders are lenders under a credit agreement with the Company, the ultimate parent of AFCI. In addition, BMO or certain of its affiliates acts as a purchasing agent under the U.S. receivables purchase agreement and was an underwriter in the initial public offering and secondary offerings of the Company’s common stock, and has, from time to time, performed, and may in the future perform various commercial banking and other services for the Company and its affiliates.
The above description of the Canadian Receivables Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Canadian Receivables Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Forward-Looking Statements
Certain statements contained in this report include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made in this report that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipate,” “expect,” “project,” “target,” “intend,” “plan,” “believe,” “seek,” “estimate,” “assume,” “could,” “continue” and similar expressions identify forward-looking statements. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to risks and uncertainties regarding the impact of adverse market, economic and geopolitical conditions and those other matters disclosed in the Company’s SEC filings, including those discussed under the heading “Risk Factors” in the Company’s annual and quarterly periodic reports. The Company does not undertake any obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:    March 7, 2023
KAR Auction Services, Inc.

/s/ SCOTT A. ANDERSON
Scott A. Anderson
Interim Chief Financial Officer and Chief Accounting Officer